EXHIBIT 10.35
DATE 12 JULY 2002

MOBILE P.E.T. SYSTEMS, INC

INTEGRATED HEALTHCARE MANAGEMENT S.A.

PAUL CROWE

SHARE PURCHASE AGREEMENT

relating to the acquisition of the entire
issued share capital of The London P.E.T. Centre Limited
and Mobile P.E.T. Leasing Limited

CONTENTS

		Page
Clause
1	Definitions, interpretation and third party rights	1
2	Sale and purchase	6
3	Consideration	6
4	Completion	6
5	Completion Statement	7
6	Escrow Account	9
7	Rights of set-off	9
8	Warranties	11
9	Indemnity	12
10	Restrictions on the Vendor and Mr Crowe	13
11	Restrictions on the Purchaser	15
12	Release by Vendor	17
13	MPS Logo	17
14	GE Lease	18
15	Taxation	18
16	Announcements	18
17	Assignment	18
18	General	19
19	Notices	20
20	Governing law and jurisdiction	21

Schedules

1	The Companies
2	Completion obligations of the Vendor
3	Warranties
4	Limitations on Liability of the Vendor
5	Completion Statement Principles
6	Property
7	Tax Covenant
8	Fixed Assets

List of Agreed Form Documents

A	Initial Consideration Statement
B1 to B3	Letters of Resignation
C1 and C2	Vendor’s Power of Attorney
D1 and D2	Board Minutes

SHARE PURCHASE AGREEMENT

DATE	12 July 2002

PARTIES

1
MOBILE P.E.T. SYSTEMS, INC. a company incorporated in the State of Delaware, United States of America having its principal place of business at 2150 West Washington Street, Suite 110, San Diego, California 92110 (the “Vendor”)

2
INTEGRATED HEALTHCARE MANAGEMENT SA, a company incorporated under the laws of Luxembourg with registration under number RCB64001 and registered in England and Wales with its principal registered branch being situated at Beechwood Hall, Kingsmead Road, High Wycombe, Bucks HP1 1JL (“the Purchaser”)

3	PAUL CROWE of [home address redacted] (“Mr Crowe”)

INTRODUCTION

A	The Companies are private companies limited by shares. Details of the Companies are set out in Schedule 1.

B	The Vendor has agreed to sell and the Purchaser has agreed to buy the Shares on the terms and subject to the conditions of this Agreement.

C	Mr Crowe is a shareholder in and director of the Vendor and has agreed to enter into certain covenants to the Purchaser.

AGREEMENT

1	Definitions, interpretation and third party rights

1.1
The Introduction and Schedules form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement includes the Introduction and Schedules.

1.2	In this Agreement, the following words and expressions have the following meanings:-

the Accounts:    the audited accounts of the Companies for the accounting reference period which ended on the Accounts Date (comprising a balance sheet and profit and loss account, notes and directors’ and auditors’ reports);

the Accounts Date: 30 June 2001;

the Agreed Form: the form agreed between and signed by or on behalf of the Vendor and the Purchaser;

Business Day: any day other than a Saturday, Sunday or any other day which is a public holiday in England;

CAA 2001: Capital Allowances Act 2001;

Claim: any claim by the Purchaser under the Warranties and/or the Tax Covenant;

Commercial Confidential Information:    all information not in the public domain, which the Covenantor shall have received or obtained at any time by reason of or in connection with its relationship with the Companies other than Technical Confidential Information but including: trade secrets not being Technical Confidential Information; customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations; financial projections, target details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics;

the Companies: The London P.E.T. Centre Limited and Mobile P.E.T. Leasing Limited or, if the context so requires, either of them;

the Companies Acts: the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement;

the Completion Date: the date of this Agreement;

Completion NAV: the combined net asset value of the Companies at the Completion Date determined in accordance with Clause 5 and Schedule 5 and as set out in the Completion Statement;

Completion NAV Target: Net Liabilities of £49,606 (such sum having been agreed between the Vendor and the Purchaser and as set out in the Initial Consideration Statement);

Completion Statement: the statement prepared and agreed or determined in accordance with Clause 5 and Schedule 5;

the Consideration: the sum referred to in Clause 3.1;

the Covenantor: the Vendor;

the Disclosure Letter: the letters dated the date of this Agreement and as at the Completion Date from the Vendor to the Purchaser making certain disclosures against the Warranties;

Escrow Account: the interest bearing deposit account in the joint names of the Vendor’s Solicitors and the Purchaser’s Solicitors at The Royal Bank of Scotland plc;

Excluded Debt:    all outstanding hire purchase, operating leases, finance leases or other lease liabilities of the Companies (other than the Sub-Lease of the Property and the GE Lease), the VAT (if any) payable by Mobile P.E.T. Leasing Limited on the acquisition of the PET Scanner under the GE Lease together with all bank, third party or supplier finance and any accrued interest thereon owed by either of the Companies as at the Completion Date (but excluding the Inter-Company Debt);

GE Lease: the lease between (1) IGE Medical Systems Limited and (2) Mobile P.E.T. Leasing Limited under documents dated 16 December 1999 and 22 August 2000 relating to the lease of a P.E.T. scanner;

Group Company:    in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

Initial Consideration Statement:    the statement agreed between the Vendor and the Purchaser prior to the Completion Date in respect of the calculation of the Initial Consideration in the Agreed Form marked “A”;

Inter-Company Debt: the net amount of £769,837 in aggregate owed by the Companies to the Vendor at Completion;

Intellectual Property:    patents, petty patents, utility models, registered designs, design right, copyright, database right, trade marks, service marks, trade or business names, domain names, logos, get-up or trade dress, inventions or secret processes, formulae, know-how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right;

LPC: The London P.E.T. Centre Limited, details of which are set out in Part 1 of Schedule 1;

LRC: The London Radiosurgical Centre Limited (Company No 03047508);

the Management Accounts:    the unaudited accounts of the Companies for the 11 month period from the Accounts Date to 31 May 2002 (comprising a balance sheet and profit and loss account), a copy of which is annexed to the Disclosure Letter;

the Parties: the parties to this Agreement;

the Property: the leasehold property of the Company located at 154 Harley Street, London, W1N 1HH;

Purchaser’s Solicitors: Macfarlanes of 10 Norwich Street, London EC4A 1BD;

the Restricted Territories: the United Kingdom, the Channel Islands, the Isle of Man and the Republic of Ireland;

the Retention: US$250,000 (such amount having been agreed between the Vendor and the Purchaser and set out in the Initial Consideration Statement);

the Shares: the shares referred to in Paragraph 8 of Parts I and Part II of Schedule 1 comprising the entire issued share capital of the Companies;

Taxation: has the meaning attributed to it in Schedule 7;

the Tax Covenant: the covenant contained in Schedule 7;

Taxes Act 1988: Income and Corporation Taxes Act 1988;

TCGA 1992: Taxation of Chargeable Gains Act 1992;

Technical Confidential Information:    information not in the public domain which the Covenantor shall have received or obtained at any time by reason of or in connection with its relationship with the Companies of a technical nature and not being Commercial Confidential Information including: technical information, know-how, research and development; technical reports and interpretations; and computer software and passwords;

a third party: any person other than the Parties;

VATA 1994: Value Added Tax Act 1994;

Vendor’s Solicitors: DFM Beckman of 33 Welbeck Street, London, W1G 8LX;

the Warranties: the warranties and undertakings in relation to the business of the Companies set out in Schedule 3;

the Warrantor: the Vendor.

1.3	In this Agreement (unless the context requires otherwise):-

1.3.1	words and expressions which are defined in the Companies Acts have the same meanings as are given to them in the Companies Acts;

1.3.2	any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of section 839 Taxes Act 1988;

1.3.3	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context requires otherwise) be construed as referring to:-

1.3.3.1
such legislation as amended and in force from time to time and to any legislation which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; and

	1.3.3.2	any former legislation which it re-enacts, consolidates or enacts in rewritten form provided that in the case of those matters which fall within sub-Clause 1.3.3.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.3.4	any reference to an SSAP is to a Statement of Standard Accounting Practice adopted by the Accounting Standards Board and shall be construed as including a reference to:-

	1.3.4.1	any Financial Reporting Standard issued by the Accounting Standards Board to amend, withdraw or supersede such SSAP and any reference to an FRS is to a Financial Reporting Standard issued by the Accounting Standards Board; and

1.3.4.2
any Urgent Issues Task Force abstracts issued by the Accounting Standards Board to advise on and clarify the interpretation of SSAPs and FRSs and any reference to an UITF abstract is to an Urgent Issues Task Force abstract issued by the Accounting Standards Board;

1.3.5	any gender includes a reference to the other genders;

1.3.6	any reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.3.7
any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality);

1.3.8	any reference to the Introduction, a Clause or Schedule is to the introduction, a clause or schedule (as the case may be) of or to this Agreement;

1.3.9
“directly or indirectly” means either alone or jointly with any other person and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

1.3.10
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.3.11
any reference to “in writing” or “written” shall (except where the context requires otherwise) include written or produced by any legible and non-transitory substitute for writing (but not including in electronic form) or partly in one manner and partly in another.

1.4	The index and Clause headings in this Agreement are included for convenience only and do not affect the interpretation of this Agreement.

1.5
The Parties agree that, subject always to and save as expressly provided in the provisions of this Clause 1.5, Clause 8.4 (third party exclusion from Warranty claims), Clause 10 (restrictive covenants for the benefit of Group Companies of the Purchaser), Clause 12 (release by Vendors for the benefit of third parties) and Clause 17.1 (successors to, and assigns of, the Parties):-

1.5.1	no term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party; and

1.5.2
notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled, rescinded or terminated by agreement in writing between the Parties without the consent of any such third party.

1.6
Any sums set out in this Agreement in US Dollars shall, for the purpose of the payment of such funds from the Vendor to the Purchaser (and vice versa) be converted into Pounds Sterling at the Pound Sterling to US Dollar spot rate as set out in the Financial Times (London Edition) at close of business on the Completion Date. For the avoidance of doubt the Completion Statement shall be prepared in Pounds Sterling but all payments from the Purchaser to the Vendor (or vice versa) to be made following agreement or determination of the Completion Statement in accordance with Clause 5 and Schedule 5 shall be made in US Dollars and converted as set out in this clause.

2	Sale and purchase

2.1
The Vendor shall sell with full title guarantee free from all liens, charges, encumbrances and any other third party rights and the Purchaser shall purchase the Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Purchaser.

2.2	Neither the Purchaser nor the Vendor shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

3	Consideration

3.1	The consideration for the Shares shall be $1,009,062 (subject to adjustment pursuant to Clause 5):

3.2	The Consideration shall be satisfied by the payments referred to in Clauses 4.1.3.1 and 4.1.3.2 (subject to adjustment pursuant to Clause 5).

3.3
Any amount paid in respect of a breach of any of the Warranties or under the Tax Covenant or under the indemnity in Clause 9 shall be deemed to give rise to a corresponding reduction in the Consideration.

4	Completion

4.1	Completion shall take place on the Completion Date and shall be at the offices of the Purchaser’s Solicitors when:-

4.1.1	The Vendor shall deliver to the Purchaser, or procure the delivery to the Purchaser of, the documents and other items referred to in Schedule 2;

4.1.2
the Vendor and the Purchaser shall jointly procure that there shall be held a Meeting of the Board of Directors of the Companies at which there shall be duly passed Resolutions set out and contained in Board Minutes of the Companies in the Agreed Form marked “D1” and “D2”; and

4.1.3	the Purchaser shall:

4.1.3.1
pay or procure the payment of the sum of US$759,062 of the Consideration (pending agreement or determination of the Completion Statement) to the account of the Vendor at First National Bank of North County, 2365 Marron Road, Carlsbad,

CA 92008, USA, Account number : [account # redacted] by way of electronic transfer of funds;

	4.1.3.2	pay or procure the payment of the Retention into the Escrow Account by way of electronic transfer of funds; and

4.1.3.3
procure that the Companies shall repay the Inter-Company Debt by the payment of US$1,190,938 (being the agreed US dollar equivalent of the Inter-Company Debt) such sum by telegraphic transfer to the account specified in sub-clause 4.1.3.1.

4.2
The performance by each of the Parties of its respective obligations under Clause 4.1 shall be a condition precedent to the performance by the other Parties of its obligations under Clause 4.1 to the intent that, if any Party shall fail or shall be unable to perform any of its obligations under Clause 4.1, the other Parties shall at their option (and without prejudice to any other remedies or rights which it may have against the Party in default in respect of such non-performance) cease to be liable to perform its obligations under Clause 4.1.

5	Completion Statement

5.1
The Purchaser shall, as soon as reasonably practicable after Completion and in any event by 31 August 2002, prepare and submit to the Vendor a draft of the Completion Statement (“the Draft Statement”). The Draft Statement shall be prepared in accordance with Schedule 5.

5.2
The Vendor shall within 20 Business Days after receipt of the Draft Statement, give written notice to the Purchaser stating whether or not it proposes any amendments to the Draft Statement. The Purchaser shall procure that the Vendor is given all such assistance and access to all such information in the Purchaser’s possession or control as it may reasonably require in order to enable them to reach its decision.

5.3
If the Vendor gives notice that it has no proposed amendments to the Draft Statement or the Vendor fails to give written notice to the Purchaser pursuant to Clause 5.2 within the time limit specified therein, then the Draft Statement shall constitute the Completion Statement for the purposes of this Agreement. If the Vendor gives notice within the time limit specified in Clause 5.2 that it does have proposed amendments to the Draft Statement, it shall within such notice inform the Purchaser of its proposed amendments and the Vendor and the Purchaser (or their respective accountants) shall, within the period of 10 Business Days after receipt of such notice, seek to agree the proposed amendments.

5.4	In the event of:-

5.4.1	a failure by the Purchaser to submit the Draft Statement to the Vendor within the period referred to in Clause 5.1; or

5.4.2
any dispute between the Vendor and the Purchaser as to any matter relevant to the Draft Statement remaining unresolved at the expiry of the period of 10 Business Days referred to in Clause 5.3 (or such longer period as the Parties may agree)

such failure or dispute shall be referred to an independent firm of chartered accountants agreed by the Vendor and the Purchaser within 5 Business Days of such failure or notification of dispute or, in the event of a failure to agree upon the identity of such independent firm within 10 Business Days of either Party nominating a firm, to an independent firm of chartered accountants appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendor or the Purchaser.

5.5
The independent firm of chartered accountants referred to in Clause 5.4 shall determine the Completion Statement which, save in the case of manifest error, will be final and binding on the Parties. The Vendor and the Purchaser shall procure that such firm is given all such assistance and access to all such information in the Vendor’s possession or control or, in the case of the Purchaser, in the possession or control of the Purchaser or LPC as such firm may reasonably require in order to determine the Completion Statement. Any independent firm appointed under this Clause 5 shall act as experts and not as arbitrators. The costs of such independent firm shall be borne as that firm shall decide or, in the absence of such direction, equally by the Vendor on the one hand and the Purchaser on the other.

5.6
If the Completion Statement shows that (i) the amount of the Completion NAV is equal to Completion NAV Target or (ii) that the variance is within 5 per cent more or less than the Completion NAV Target then no further steps shall be required to be taken by the Parties.

5.7
If the Completion Statement shows that the amount of the Completion NAV is less than 95 per cent of the Completion NAV Target then (subject as provided in clause 5.9) the Vendor shall, within 5 Business Days of the agreement or determination (as the case may be) of the Completion Statement, pay to the Purchaser (by telegraphic transfer to such bank account the details of which shall be notified in writing by the Purchaser to the Vendor not later than 3 Business Days after the agreement or determination of the Completion Statement) a sum equal to the amount by which the Completion NAV is less than the Completion NAV Target.

5.8
If the Completion Statement shows that the amount of the Completion NAV is greater than 105 per cent the Completion NAV Target the Purchaser shall, within 5 Business Days of the agreement or determination (as the case may be) of the Completion Statement, pay by telegraphic transfer to the Vendor’s Solicitors client account, details of which are set out in clause 4.1.3.1, a sum equal to the amount by which the Completion NAV is more than the Completion NAV Target.

5.9
If the Completion Statement shows a payment due from the Vendor to the Purchaser under clause 5.7 such sums shall be taken first from the Retention in the Escrow Account and, to the extent that the Retention is insufficient to cover such payment, the excess will be paid direct by the Vendor as set out in clause 5.7. If the Completion Statement shows a payment due from the Purchaser to the Vendor under Clause 5.8 the Purchaser shall pay or procure that there is paid to the account of the Vendor’s Solicitors as set out in Clause 4.1.3.1 such sum as is sufficient to cover such payment together with the entire amount of the Retention in the Escrow Account together with all accrued interest thereon less any deductions made in accordance with Clause 7. If the Completion Statement shows that no adjustment to the Consideration is required under clause 5.6 the Retention together with interest thereon accrued in the Escrow Account less any deductions made in accordance with Clause 7 shall be paid to the Vendor’s Solicitors to the account specified in clause 4.1.3.1.

5.10
Any amount payable by either the Vendor to the Purchaser (where such sum is not taken from the Retention in the Escrow Account as set out in Clause 5.9) or by the Purchaser to the Vendor (as the case may be) pursuant to Clauses 5.7 to 5.9 shall bear interest at the rate of 1 per cent below the base rate of Barclays Bank plc from time to time from the Completion Date up to and including the date of actual payment, such interest accruing from day to day and computed for the actual number of days elapsed and on the basis of a 365 day year.

6	Escrow Account

6.1
The Vendor and the Purchaser agree that the Retention paid into the Escrow Account in accordance with the provisions of clause 4.1.3.2 shall be capable of being used to discharge any liability of the Vendor pursuant to clause 5 (Completion Statement) or clause 7 (Rights of Set Off) provided always that following the determination of the Completion Statement and the release of the Retention in accordance with the provisions of Clause 5.9 this clause shall be of no further effect.

6.2	The Retention or any balance thereon shall be released upon the determination of the Completion Statement as set out in clause 5 and applying the provisions of clause 5.9.

6.3
The Vendor and the Purchaser shall give such instructions to the Vendor’s Solicitors and the Purchaser’s Solicitors respectively in relation to the operation of the Escrow Account as and when required in order to procure compliance with the provisions of this Agreement. The Vendor’s Solicitors and the Purchaser’s Solicitors shall not be required to take any action with respect to the Escrow Account except on the written instructions of the Vendor (in the case of the Vendor’s Solicitors) and the Purchaser (in the case of the Purchaser’s Solicitors). The Vendor’s Solicitors and the Purchaser’s Solicitors shall not be liable to any of the Parties in connection with the operation or establishment of the Escrow Account (including any of their acts or omissions in relation thereto) provided that this shall not operate to limit or exclude any liability for fraud.

7	Rights of set-off

7.1
In the event that prior to the date for the release of the Retention as set out in Clause 6.2 (the “Release Date”) the Purchaser shall have given notice in accordance with this Agreement of a Claim or a claim under the indemnity in Clause 9 or if the Vendor shall fail to pay any sum due to the Purchaser under Clause 5.7 (a “Set-Off Claim”) then the following provisions shall apply:-

7.1.1
to the extent that any such Set-Off Claim shall have been settled but the amount due shall not have been paid to the Purchaser prior to the Release Date, the Vendor agrees with the Purchaser that the Purchaser shall be entitled to deduct from the Retention in the Escrow Account the settled amount of such Set-Off Claim and to treat its obligation to pay to the Vendor any amount of the Retention in the Escrow Account as being reduced pro tanto by the settled amount of such Set-Off Claim;

7.1.2
to the extent that any such Set-Off Claim shall not have been settled or withdrawn then, provided that the condition set out in Clause 7.2 is satisfied, the Vendor agrees with the Purchaser that the Purchaser shall be entitled to deduct from the

Retention and retain in the Escrow Account an amount equal to the barrister’s estimate (in accordance with Clause 7.2) of the likely amount of the Purchaser’s recovery in respect of such Set-Off Claim (the “Set-Off Amount”);

7.1.3
following the settlement or withdrawal of any Set-Off Claim falling within Clause 7.1.2 a sum equal to the amount for which such Set-Off Claim shall have been settled shall be released to the Purchaser from the Escrow Account and the balance (less the amount of any further outstanding Set-Off Claims and any costs to be borne by the Vendor under Clause 7.3) shall be released to the Vendor.

7.2
The condition referred to in Clause 7.1.2 is that any Set-Off Claim falling within Clause 7.1.2 shall have been referred by the Purchaser to a barrister of at least five years’ standing (well versed in the law relating to the Set-Off Claim) and that such barrister shall have advised, on the basis of the evidence presented to him and on the assumption that no further evidence will be produced (i) that the Set-Off Claim in his opinion has a reasonable prospect of success and (ii) that the amount claimed by the Purchaser is a reasonable estimate of the likely amount which the Purchaser is likely to recover in respect of such Set-Off Claim or, if not, his opinion of such likely amount.

7.3
For the purposes of Clause 7.2 the Purchaser and the Vendor shall, within seven days of his appointment, provide the barrister instructed pursuant to such Clause 7.2 with access to or copies of all documentation and information reasonably required by him and the Purchaser and the Vendor shall at all times co-operate with him to enable him properly to assess the Set-Off Claim. Each of the Purchaser and the Vendor shall have an adequate opportunity on one occasion only to comment upon or rebut anything submitted to the barrister by the other. The costs of such barrister shall be borne by the Purchaser although, if the Set-Off Claim, when settled, results in the Purchaser being entitled under Clause 7.1.3 to some or all of the Set-Off Amount, the Vendor shall reimburse the Purchaser for a proportion of the amount of such barrister’s costs equal to the proportion which the amount of the Set-Off Claim to which the Purchaser is entitled bears to the total amount of the Set-Off Amount and the Purchaser shall be entitled to recover such contribution to costs from the Escrow Account before the balance is released to the Vendor under Clause 7.2.

7.4	A Set-Off Claim shall be regarded as settled or withdrawn for the purposes of this Clause 7 if and to the extent that:-

7.4.1	the Vendor and the Purchaser shall so expressly agree in writing;

7.4.2	a court has awarded judgment in respect of the Set-Off Claim in respect of which no right of appeal exists; or

7.4.3
the Set-Off Claim has been withdrawn by the Purchaser or has otherwise been struck out, discontinued or dismissed (in which case the Set-Off Claim shall, for the purposes of Clause 7.1.3, be treated as having been settled for no sum).

7.5
Subject to the provisions of Schedule 4, nothing contained in this Clause 7 shall prejudice or limit the right of the Purchaser to make any claim in respect of any breach of the Warranties or under the Tax Covenant or otherwise under the provisions of this Agreement.

8	Warranties

8.1	The Vendor warrants and undertakes to the Purchaser that each of the Warranties is true and accurate in all respects and is not misleading at the date of this Agreement.

8.2	The Warranties shall not in any respect be extinguished or affected by Completion.

8.3
The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance on representations in the terms of the Warranties made by the Vendor with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced by those representations to enter into this Agreement.

8.4
The Vendor undertakes to the Purchaser that, in the event of any claim being made against it for breach of the Warranties, it will not make any claim against the Companies or against any director, officer or employee of the Companies on which or on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter. The Companies and any such director, officer or employee may enforce the terms of this Clause 8.4 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition thereto, any such third party shall:-

8.4.1	obtain the prior written consent of the Purchaser; and

8.4.2	not be entitled to assign its rights under this Clause 8.4.

8.5	The Warranties:-

8.5.1	save for the Warranty 3.2 (share and loan capital) of Schedule 3, are subject to those matters fairly disclosed in the Disclosure Letter;

8.5.2
subject as provided in the Disclosure Letter, are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty; and

8.5.3
where qualified by the knowledge, information, belief or awareness of the Vendor, is deemed to include a statement that such knowledge, information, belief or awareness has been acquired after due and careful enquiries by the Vendor in respect of the relevant subject matter of such Warranties.

8.6
None of the Warranties nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made by or on behalf of the Purchaser and no information relating to the Companies of which the Purchaser has knowledge (whether actual or constructive), other than (in the case of the Warranties) by reason of its being fairly disclosed in the Disclosure Letter in accordance with this Agreement, shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable by the Purchaser under this Agreement.

8.7	The provisions of Schedule 4 shall (where relevant) apply to limit the liability of the Vendor under the Warranties and the Tax Covenant provided that the provisions of Schedule 4 shall not apply in respect of any claim arising out of any fraudulent or wilful non-disclosure on the part of the Vendor.

8.8
Without prejudice to the rights of the Purchaser to claim damages on any basis available to it or to any other right or remedy available to it, in the event of a Substantiated Claim for breach of any of the Warranties, with the result that the value of any asset (other than the fixed assets listed in Schedule 8) of either of the Companies is or becomes less than it would have been in the absence of such breach or either of the Companies incurs or will incur any liability (actual or contingent) which it would not have incurred, or which exceeds the amount it would have incurred, in the absence of any breach of any of the Warranties, then the Vendor undertakes, on demand by the Purchaser, to pay in cash to the Purchaser or the relevant Company (as the Purchaser directs) by way of damages an amount equal to the diminution in the value of any such asset (other than the fixed assets listed in Schedule 8) and/or costs, expenses and other liabilities incurred by the Purchaser and/or such Company directly or indirectly as a result of any breach of Warranty. “Substantiated Claim” means a Warranty Claim which is admitted by the Vendor or proved in a court of competent jurisdiction.

9	Indemnity

9.1	The Vendor shall release or discharge or procure that the Companies shall release or discharge all Excluded Debt prior to Completion.

9.2
The Vendor hereby undertakes to indemnify and keep indemnified the Purchaser and the Companies against any costs, claims, losses, expenses or liability incurred or suffered by either of the Companies or the Purchaser which arises directly or indirectly from:

9.2.1	any of the Excluded Debts;

9.2.2	any obligation of the Company as joint tenant of Flat 7, Copperfield House, London W1V 5AR whether arising before or after the Completion Date;

9.2.3
the terms and conditions under which John Norris is employed by LPC being different in any material respect from the summary terms and conditions of employment of Mr Norris included in the Disclosure Bundle attached to the Disclosure Letter; or

9.2.4	all arrears of rent or other outgoings payable by the Company to LRC in relation to the Company’s occupation of the Property at any time prior to 5 June 2002.

9.3
LPC occupies the Property pursuant to the terms of a sub-lease dated 5 June 2002 between (1) LRC and (2) LPC (the “Sub-Lease”). LRC occupies the Property pursuant to the terms of a head lease (“the “Head Lease”) dated 15 April 1998 between (1) the Queens Most Excellent Majesty (2) The Crown Estate Commissioners and (2) LRC. For so long as the Head Lease is vested in LRC and subject to LPC paying the rent under the Sub-Lease and otherwise complying in all material respects with its obligations under the Sub-Lease, the Vendor irrevocably and unconditionally guarantees the due and punctual performance by LRC of its obligations under the Head Lease with regard to the payment of rent and other outgoings that it is obliged to pay under the Head Lease and irrevocably and unconditionally undertakes with the Purchaser that if LRC fails to pay the rent and other outgoings under the Head Lease, the Vendor will make such payments and (subject as aforesaid) indemnify the Purchaser against all losses, damages, costs, charges and expenses which may be suffered or reasonably incurred by the Purchaser by reason of such failure including, for the avoidance of doubt indemnifying the Purchaser and/or LPC against any obligations imposed upon LPC as a result of any legal proceedings that LPC is a party to arising, directly or indirectly, from such failure by LRC.

9.4
The guarantee and indemnity contained in Clause 9.3 is a continuing guarantee and indemnity and shall (subject as provided in Clause 9.3) remain in force until LRC shall have paid all outstanding rent and other outgoings under the Head Lease or (if sooner) the Head Lease is no longer vested in LRC.

10	Restrictions on the Vendor and Mr Crowe

10.1
The provisions of this Clause 10 are made with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Companies and as a constituent part of the agreement for the sale of the Shares. Accordingly the Vendor and Mr Crowe each agree that the restrictions contained in this Clause 10 are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that the restrictions do not work harshly on it or him.

10.2	Each of the Vendor and Mr Crowe covenants with the Purchaser that, save with the prior written consent of the Purchaser:-

10.2.1
for the period of 3 years following the Completion Date, it/he will not and (in the case of the Vendor) it will procure that no Group Company of the Vendor will in the Restricted Territories in competition with LPC or the Purchaser, directly or indirectly:-

	10.2.1.1	carry on; or

	10.2.1.2	seek employment or engagement with or be employed or engaged by or be a director or consultant to; or

	10.2.1.3	work on any account of; or

	10.2.1.4	be in any way interested in or connected with

any business carried on within any part of the Restricted Territories which directly competes with the business of the provision of PET scanning facilities or services in the Restricted Territories as carried on by LPC at the Completion Date, provided always that this Clause shall not prevent the Vendor from being interested as a holder or beneficial owner solely for investment purposes of less than five per cent. of any securities of any company whose securities are listed or quoted on any recognised investment exchange in the United Kingdom;

10.2.2
for the period of 3 years following the Completion Date, it/he will not and (in the case of the Vendor) it will procure that no Group Company of the Vendor will in the Restricted Territories, directly or indirectly:-

	10.2.2.1	either:-

(i) deal with; or

(ii) seekemployment or engagement with; or be employed or engaged by; or

(iii) engagein business with; or

(iv) workon any account or business of

any customer or client of LPC for the purpose of providing that customer or client with PET scanning facilities or services which are the same as or similar to those which LPC was involved in providing to that customer or client at any time in the twelve months preceding the Completion Date or with whom LPC was to the knowledge of the Vendor in active negotiations for the provision of such facilities or services at any time within three months preceding the Completion Date;

10.2.2.2
solicit business from any customer or client of LPC for the purpose of providing to that customer or client PET scanning facilities services which are the same as or similar to those which LPC has been involved in providing to that customer or client at any time in the twelve months preceding the Completion Date or with whom LPC was to the knowledge of the Vendor in active negotiations for the provision of such facilities or services at any time within three months preceding the Completion Date;

	10.2.2.3	interfere with or seek to interfere with contractual or other trade relations between LPC and any of its customers or clients;

	10.2.2.4	interfere or seek to interfere with contractual or other trade relations between LPC and any of its suppliers (including for these purposes IGE Medical Systems Limited);

	10.2.2.5	either:-

(i) solicit the services of; or

(ii) endeavour to entice away from LPC; or

(iii) knowingly assist in, or procure, the employment by any other person of any officer, consultant or senior or managerial employee of LPC known personally to it (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) for the purposes of providing services the same as or similar to those he provided to LPC;

10.2.3	for the period 3 years following the Completion Date, save as required by applicable law or regulation, it/he will:-

	10.2.3.1	not communicate or divulge to any person; and/or

	10.2.3.2	not make use or permit the use of;

any Commercial Confidential Information concerning the business, finances or affairs of the Companies or of any of their customers or suppliers and (in the case of the Vendor) it will procure that no Group Company of the Vendor will act in breach of sub-clause 10.2.3.1 or 10.2.3.2;

10.2.4	at any time following the Completion Date, save as required by applicable law or regulation, it/he will:-

	10.2.4.1	not communicate or divulge to any person; and/or

	10.2.4.2	not make use or permit the use of; and/or

any Technical Confidential Information concerning the business, finances or affairs of the Companies or of any of their customers or suppliers and (in the case of the Vendor) it will procure that no Group Company of the Vendor will act in breach of sub-clause 10.2.4.1 or 10.2.4.2;

10.2.5
it/he will not and (in the case of the Vendor) it will procure that no Group Company of the Vendor will following the Completion Date for so long as it is used or registered in the name of the Companies or any of its Group Companies:-

	10.2.5.1	use; or

	10.2.5.2	apply to register on any public register

any trade or business name used by the Companies during the period of two years preceding the Completion Date (including in particular the name The London PET Centre (whether alone or in conjunction with other names)) or any name similar to those names or likely to be confused with them.

10.3
While the restrictions contained in this Clause 10 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of their nature may fail for technical reasons. Accordingly it is agreed that, if any of such restrictions shall be found to be invalid or unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser or otherwise, but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

11	Restrictions on the Purchaser

11.2
The Purchaser covenants with the Vendor that, save with the prior written consent of the Vendor, it will not and will procure that no Group Company of the Purchaser will in the Restricted Territories directly or indirectly:

11.2.1	either:

	11.2.1.1	solicit the services of; or

	11.2.1.2	endeavour to entice away from LRC; or

	11.2.1.3	knowingly assist in, or procure the employment by any other person of any officer, consultant or senior or managerial employee of LRC (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of LRC) for the purposes of providing services the same as or similar to those he provides to LRC;

11.2.2	At any time following the Completion Date, save as required by applicable law or regulation, it will:

	11.2.2.1	not communicate or divulge to any person; and/or

	11.2.2.2	not make use or permit the use of;

any confidential information concerning the business, finances or affairs of LRC to which the Purchaser or either of the Companies may have access from time to time following the Completion Date.

11.3
Subject to clause 11.4, the Purchaser covenants with the Vendor that for so long as Mr Bradbury or his nominee is a director of the Vendor and for a period of one year after Mr Bradbury or his nominee ceases to be a director of the Vendor, the Purchaser will not and will procure that no Group Company of the Purchaser will (save with the prior written consent of Vendor) carry on or be in any way interested in or connected with the operation of any PET scanning facilities in the United States of America in direct competition with the Vendor or any Group Company of the Vendor as carried on by the Vendor or any Group Company of the Vendor as at the Completion Date, provided always that this Clause 11.3 shall not prevent the Purchaser or any Group Company of the Purchaser from being interested as a holder or beneficial owner solely for investment purposes of less than 5% of any securities of any company whose securities are listed or quoted on any recognised investment exchange (as such term is defined in Section 285 of the Financial Services and Markets Act 2000).

11.4	The restriction in Clause 11.3 shall cease to apply to the Purchaser or any Group Company of the Purchaser on the first to occur of:

11.4.1	the date on which any party or parties acting in concert acquires control of the Vendor; or

11.4.2
control of the Purchaser passes to a third party or parties acting in concert not having control of the Purchaser at the date of this Agreement either by reason of a sale of all or part of the issued share capital of the Purchaser; or

11.4.3
on the happening of an initial public offering of some or all of the issued share capital of the Purchaser on a recognised investment exchange (as such term is defined in Section 285 of the Financial Services and Markets Act 2000).

11.5
While the restrictions contained in this Clause 10 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of their nature may fail for technical reasons. Accordingly it is agreed that, if any of such restrictions shall be found to be invalid or unenforceable as going beyond what is reasonable in all the circumstances for the protection of the interests of the Vendor or otherwise, but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

12	Release by Vendor

12.1
The Vendor confirms that (save in respect of the Inter-Company Debt) neither the Vendor nor any Vendor Group Company has any claim whatsoever outstanding against the Companies or against any of the directors, officers or employees of the Companies and that no agreement or arrangement is outstanding under which the Companies have or could have any obligation of any kind to the Vendor or any Vendor Group Company.

12.2
To the extent that any such claim or obligation exists or may exist, the Vendor for itself and on behalf of each Vendor Group Company (save as aforesaid) irrevocably and unconditionally waives such claim or obligation and releases the Companies and any such other persons from any liability whatsoever in respect of such claim or obligation.

12.3
The Companies and any director, officer or employee of the Companies may enforce the terms of Clauses 12.1 and 12.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:-

12.3.1	obtain the prior written consent of the Purchaser; and

12.3.2	not be entitled to assign its rights under this Clause 12.

13	MPS Logo

13.1	The Purchaser acknowledges that all rights to the “Blue man” logo currently used by LPC belong to the Vendor.

13.2
The Vendor shall grant to LPC with effect from Completion Date a non-exclusive royalty free licence to use the “Blue man” logo in connection with the business of LPC. The Licence granted pursuant to this Clause 13.2 shall expire on the date being 180 days after the Completion Date. The Purchaser undertakes that during this period LPC shall use up existing stocks of brochures, corporate stationary and other documents bearing the logo but shall not reprint any such materials.

14	GE Lease

The Purchaser acknowledges and agrees with the Vendor that the Purchaser shall be responsible for obtaining any consent required from IGE Medical Systems Limited under the terms of the GE Lease to the assignment of the GE Lease from Mobile P.E.T. Leasing Limited to LPC and/or the change of control of LPC on Completion. The Vendor shall provide the Purchaser with such assistance as the Purchaser may reasonably require to obtain such consents.

15	Taxation

The provisions of Schedule 7 shall have effect.

16	Announcements

16.1
Subject to the provisions of Clause 16.2, no Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including any document, statement or disclosure published, issued or made by the Vendor to any supplier to or customer of the Companies) in each case relating to this Agreement or the matters contained in it, without obtaining the prior written approval of the other Party to its contents and the manner and extent of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed or made subject to unreasonable conditions).

16.2	The provisions of Clause 16.1 do not apply to:-

16.2.1	any announcement relating to or connected with or arising out of this Agreement required to be made by any Party:-

	16.2.1.1	by any court or governmental or administrative authority competent to require the same including any statement to be made by the Vendor to the US SEC; or

	16.2.1.2	by any applicable law or regulation;

16.2.2
any document, statement or disclosure published, issued or made by the Purchaser after Completion to any supplier to or client/customer of the Companies in the ordinary course of carrying on the business as successor to the Companies.

16.3
The Vendor agrees with the Purchaser that it will, in so far as it is able to without contravening US securities laws, provide the Purchaser with an advance copy of any announcement that it is intending to make in connection with this Agreement and (subject to sufficient time being available) allow the Purchaser to comment upon the content of such announcement with a view to producing, in so far as they are able without contravening US securities laws, an agreed form of announcement.

17	Assignment

17.1
Subject to this Clause 17, this Agreement shall be binding upon and enure for the benefit of the successors and assignees of the Parties and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of the Parties shall in its own right be able to enforce any term of this Agreement.

17.2
Subject to Clause 17.3, neither the Purchaser nor the Vendor nor their respective, successors and assignees shall not be entitled to assign their respective rights or obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

17.3
The Purchaser shall not be entitled to assign the benefit of the Warranties and shall not be taken to hold the benefit of the Warranties for its successors in title to the Shares save that the Purchaser may at any time assign all its rights under this Agreement including the benefit of the Warranties and the Tax Covenant to any Group Company of the Purchaser to whom the Purchaser transfers the entire issued share capital for the time being of the Companies (or either of them) who may, so long as it remains a Group Company of the Purchaser, enforce them as if it had been the Purchaser.

17.4
If the benefit of the Warranties is assigned as provided in Clause 17.3, the liability of the Vendor shall be no greater than it would have been if the Purchaser had remained the owner of the Shares and had retained the benefit of the Warranties.

18	General

18.1.1
The Vendor shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as shall from time to time be reasonably necessary for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

18.1.2
The Purchaser shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as shall from time to time be reasonably necessary for the purpose of giving the Vendor the full benefit of the provisions of this Agreement.

18.2
This Agreement, the documents in the Agreed Form and the other documents referred to in them constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents and supersedes any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

18.4
Save as otherwise stated in this Agreement each Party shall pay his or its own costs and expenses of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

18.5
The Purchaser shall pay all stamp duty and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

18.6	This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

18.7.1	The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

18.7.2
No waiver by any Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

18.7.3
Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Purchaser in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

18.8
This Agreement or any of the documents referred to in it may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

18.9
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

18.10
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

19	Notices

19.1
Any notice given under this Agreement shall be in writing and shall be served by delivering it personally or sending it by pre-paid recorded delivery or registered post or fax to the address and for the attention of the relevant Party set out in sub-Clause 19.2 (or as otherwise notified by that Party under this Agreement). Any such notice shall be deemed to have been received:-

19.1.1	if delivered personally, at the time of delivery;

19.1.2	in the case of pre-paid recorded delivery or registered post, 4 Business Days after the date of posting;

19.1.3	in the case of fax, at the time of transmission

provided that if deemed receipt (but for this proviso) would have occurred before 9 a.m. on a Business Day the notice shall be deemed to have been received at 9 a.m. on that day, and if deemed receipt (but for this proviso) would have occurred after 5 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9 a.m. on the next Business Day. For the purpose of this Clause, “Business Day” means any day which is not a

Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

19.2	The addresses and fax numbers of the Parties for the purposes of sub-Clause 19.1 are:-

Vendor and Mr Crowe

	Address:	2150 West Washington Street, Suite 110, San Diego, California 92110

	For the attention of:	The Chief Executive
	Fax number:	001 619 226 6738

	Purchaser Address:	Beechwood Hall Kingsmead Road High Wycombe Bucks HP11 1JL

	For the attention of:	The Chief Executive
	Fax number:	01494 560056

or such other address or fax number as may be notified in writing from time to time by the relevant Party to the other Parties for the purposes of this Clause.

19.3
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in sub-Clause 19.2 (or as otherwise notified by that Party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in sub-Clause 19.2 (or as otherwise notified by that Party under this Agreement).

19.4	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

19.5
Each of the Vendor and Mr Crowe irrevocably appoint Anthony Mead or, failing him, any other partner for the time being of DFM Beckman of 33 Welbeck Street, London W1G 8LX Fax: 020 7872 0024/5 as its agent to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by such Vendor).

20	Governing law and jurisdiction

20.1	This Agreement shall be governed by and construed in accordance with the laws of England.

20.2
The Parties submit to the non-exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

20.3
Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Executed on the date set out at the head of this Agreement.

SCHEDULE 1

Part 1

The London P.E.T. Centre Limited

1	Registered number:	03892078

2	Date of incorporation:	10 December 1999

3	Place of incorporation:	England and Wales

4	Registered office address:	Saint Thomas Street
Bristol
Avon BS1 6JS

5	Directors:	Paul James Crowe
Anthony Robert Turnbull

6	Secretary:	Jordan Company Secretaries Limited

7	Authorised share capital:

	(a) Amount:	£1000
	(b) Number and class of shares:	1000 Ordinary Shares of £1 each

8	Issued share capital:

	(a) Amount:	£1000
	(b) Number and class of shares:	1000 Ordinary Shares of £1 each

9	Charges:	None

10	Accounting Reference Date:	30 June

11	Auditors:	Blueprint Audit Limited
Mayfair House
5 Little London Court
Swindon
Wiltshire
SN1 3HY

Part 2

Mobile P.E.T. Leasing Limited

1	Registered number:	03896465

2	Date of incorporation:	17 December 1999

3	Place of incorporation:	England and Wales

4	Registered office address:	21 Saint Thomas Street
Bristol
Avon BS1 6JS

5	Directors:	Thomas Gary Brown (Resigned 8.8.01)
Paul James Crowe

6	Secretary:	Jordan Company Secretaries
Limited

7	Authorised share capital:

	(a) Amount:	£1000
	(b) Number and class of shares:	1000 Ordinary Shares of £1 each

8	Issued share capital:

	(a) Amount:	£1000
	(b) Number and class of shares:	1000 Ordinary Shares of £1 each

9	Charges:	None

10	Accounting Reference Date:	30 June

11	Auditors:	Blueprint Audit Limited
Mayfair House
5 Little London Court
Swindon
Wiltshire
SN1 3HY

SCHEDULE 2
Completion obligations of the Vendor

At Completion, the Vendor shall deliver or procure to be delivered to the Purchaser:-

1	duly executed transfers in favour of the Purchaser or its nominee(s) in respect of the Shares together with the certificates for the Shares;

2
any other document which may reasonably be required to give good title to the Shares or which may be necessary to enable the Purchaser to procure the registration of the Shares in the name of the Purchaser or its nominee(s);

3
a copy of any power of attorney under which this Agreement, or any of the transfers or other documents referred to in the preceding paragraphs 1 and 2 of this Schedule, is executed and evidence to the Purchaser’s satisfaction of the authority of any person signing on behalf of any corporate entity;

4
the common seal (if any) and statutory books (including registers and minutes books) of the Companies made up to the Completion Date and all certificates of incorporation and certificates of incorporation on change of name of the Companies;

5
letters of resignation in the Agreed Form marked “C1 to C3” from Anthony Turnbull and Jordan Company Secretaries Limited resigning as a director and secretary of the Companies (as the case may be) acknowledging under seal that the writer has no claim against the Companies for compensation for loss of office or otherwise;

6
power of attorney in the Agreed Form marked “D1” and “D2” duly executed by the Vendor for the purpose of securing the interest of the Purchaser in the Shares pending their registration into the names of the Purchaser and/or its nominee(s);

7	the documents of title to the Property;

8	a copy of the Accounts signed by the Directors and the auditors; and

9
confirmation in writing in a form reasonably satisfactory to the Purchaser that the Companies’ existing insurance cover has been extended for a sufficient period following Completion to allow the Purchaser to put in place alternative cover.

SCHEDULE 3
Warranties

1	Information

1.1	The facts set out in the Recitals and in Schedule 1 is true and accurate in all respects.

1.2
To the best of the Vendor’s knowledge, information and belief, all information contained or referred to in the Disclosure Letter and any documents annexed to it is true and accurate in all respects and the Vendor is not aware of any other fact or matter which renders or might upon its disclosure render any such information misleading.

1.3
So far as the Vendor is aware the Warranties (as modified by the Disclosure Letter) disclose all facts and circumstances relating to the Shares and to the assets, business and affairs of the Companies material for disclosure to an intending purchaser of the Shares and, to the best of the knowledge, information and belief of the Vendor, there are no other facts or circumstances which render or which might upon their disclosure render any of such facts and circumstances misleading or which might reasonably affect the willingness of a purchaser to purchase the Shares on the terms (including price) of this Agreement.

2	The Vendor

2.1	The Vendor has full power to enter into and perform this Agreement and this Agreement constitutes a binding obligation on the Vendor in accordance with its terms.

2.2
The Vendor nor, so far as the Vendor is aware, any person connected with the Vendor has any interest, direct or indirect, in any business in the Restricted Territories other than that now carried on by the Companies which is or is likely to be or become competitive with the business of the Companies.

3	The Shares and the Companies

3.1
The Shares comprise the whole of the allotted and issued share capital of the Companies and all of the Shares are fully paid up and are beneficially owned by the Vendor free from all liens, charges, equities, encumbrances or interests of any nature whatsoever in favour of any other person.

3.2
Save only as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future allotment, issue, sale or transfer of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the allotment, issue, sale or transfer of, any share or loan capital of the Companies (including by way of option or under any right of conversion or pre-emption).

3.3	The Companies do not have, and never have had, any subsidiaries or subsidiary undertakings or associated companies.

3.4	All returns required by law to be filed with any relevant authority by or in respect of the Companies have been duly and properly made and delivered.

4	Financial Information

4.1
The Accounts: comply with the requirements of the Companies Act 1985; have been prepared in accordance with all applicable accounting standards and or, where there are none, in accordance with generally accepted accounting principles and on a basis consistent with preceding accounting periods; show a true and fair view of the state of affairs of the Companies as at the Accounts Date and of their profit/loss for the financial year ended on that date; are not affected by any extraordinary or material non-recurring item not specifically disclosed in the Accounts; fully disclose all the assets and liabilities of the Companies as at the Accounts Date and make full provision and/or reserve for all such liabilities; and fully disclose all financial commitments in existence as at the Accounts Date.

4.2
The Management Accounts were properly prepared in a manner consistent with that adopted in the preparation of the Accounts. Having regard to the purpose for which the Management Accounts were prepared, they are not misleading and do not overstate the profits of the Companies in respect of the period to which they relate.

4.3	So far as the Vendor is aware all the accounts, books, ledgers and other records of the Companies have at all times been fully and properly completed and contain no material inaccuracies.

5	Taxation

5.1
The Companies have: made all computations, payments, surrenders, elections, claims for relief from taxation and returns required for all fiscal purposes and, so far as the Vendor is aware, no such computation payment of return is or is likely to become the subject of dispute with the relevant taxation authority; paid all taxation for which it has become liable and are under no liability to pay any penalty or interest in connection with it; properly deducted all tax required to be deducted from payments made by it to third parties and has accounted for such deducted amount to the relevant taxation authority; and, where normal and in accordance with usual good business practice, made due and proper provision or reserve for tax and other contributions which may fall to be paid.

6	Assets

6.1
All the assets included in the Accounts or acquired after the Accounts Date as well as all the assets used in the business of the Companies: are legally and beneficially owned by the Companies free from any mortgage, charge, lien or other encumbrance; are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and are in the possession or under the control of the Companies. In respect of any assets which are held under any agreement for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no default by the Companies in the performance or observance of any of the provisions of such agreements.

6.2	So far as the Vendor is aware the office and other equipment used in connection with the business of the Companies is in satisfactory working order and has been regularly and properly maintained.

6.3
So far as the Vendor is aware no part of the amounts included in the Accounts or (in the case of an amount arising after the Accounts Date) in the books of the Companies as due from debtors is subject to any counter-claim or set-off nor has it been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable.

6.4
The Companies do not own, use, require to use or otherwise have an interest in any patents, patentable or other inventions, trade marks, trade names, databases, registered designs, copyrights or other Intellectual Property.

6.5
The medical equipment used by LPC in its business is, subject to fair wear and tear, in all material respects in working order and is subject to enforceable valid and subsisting maintenance or service agreements.

6.6
The Property comprises the only freehold or leasehold or other immovable property in which the Companies have any interest or which are otherwise occupied or used by the Companies. LPC is solely entitled at law and in equity to the Property and has a good and marketable title to it. The Property is not subject to any mortgage, charge or other encumbrance. In relation to the Property, LPC has paid all sums due and has not received notice of any breach of covenants from the landlord.

7	Employees

7.1
The particulars shown in the Schedule of Employees annexed to the Disclosure Letter show all remuneration payable and other benefits provided or which the Companies are bound to provide (whether now or in the future) to each officer and employee of the Companies and/or any person connected with any such person and include true and complete particulars of all profit sharing, incentive and bonus arrangements to which the Companies are a party, whether legally binding on the Companies or not, and no person not named in that Schedule is an employee of the Companies. The Companies have no obligation (whether legally binding or not) to pay any pension or make any other payment on or after retirement, death or disability (whether of a temporary or permanent nature) to or in respect of any person who is now or has been an officer or employee of the Companies or spouse or dependant of such officer or employee and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of any such payments or the provision of any such benefits.

7.2
There is not now outstanding any service contract between the Companies and any of its directors, officers or employees which is not terminable by the Companies without compensation (other than statutory compensations) on six month’s notice or less given at any time. No present officer or employee of the Companies have given or received notice terminating his employment and no such present officer or employee is in the opinion of the Vendor likely to give such notice as a result of the consummation of this Agreement.

7.3
There is no outstanding claim against the Companies by any person who is now or has been an officer or employee of the Companies or any dispute between the Companies and a material number or class of its employees and no payments are due by the Companies under the provisions of the Employment Rights Act 1996.

7.4	There is not now outstanding any contract or arrangement to which the Companies are a party for the payment to any person or body of any consultancy or like fees.

8	Liabilities

8.1
The Companies are not a party to or subject to any agreement, transaction, obligation, commitment, arrangement or liability which (i) is incapable of complete performance in accordance with its terms within three months after the date on which it was entered into or undertaken; is likely to result in a loss to the Companies on completion of performance; cannot readily be fulfilled or performed by the Companies on time without unusual expenditure of money and effort; involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature; is a forward contract relating to foreign currency; requires the Companies to pay any commission, finder’s fee, royalty or the like; in any way restricts the Companies freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; is an agreement or arrangement otherwise than by way of bargain at arm’s length; or is in any way otherwise than in the ordinary and proper course of the Companies business.

8.2
So far as the Vendor is aware neither the Companies nor any other party to any agreement with the Companies are in default under any such agreement nor (so far as the Vendor is aware) are there any circumstances likely to give rise to such a default.

8.3	The Companies have not given any guarantee of or security for any overdraft, loan or loan facility granted to the Companies.

8.4
There is in force no power of attorney or other authority (express, implied or ostensible) given by the Companies to any person to enter into any contract or commitment on their behalf other than to their directors or employees to enter into routine trading contracts in the usual course of their duties.

8.5	There are no debts owing by the Companies, other than debts which have arisen in the ordinary course of business.

8.6
There is not outstanding any agreement or arrangement to which the Companies are a party and in which the Vendor, any person beneficially interested in the share capital of the Companies, any director of the Companies or any person connected with any of them is or has been interested, whether directly or indirectly.

8.7.1	The Companies have no borrowings, and have not agreed to create any borrowings, from its bankers or any other source.

8.7.2
No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Companies are outstanding and there are no agreement or commitment to give or create any.

8.8	The Companies are not subject to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation (whatever called) to pay,

purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person.

8.9
So far as the Vendor is aware neither the Companies, nor any person for whose acts or defaults the Companies may be vicariously liable, are involved in any civil, criminal or arbitration proceedings and no such proceedings are threatened by or against the Companies or any person and, so far as the Vendor is aware, there are no facts or circumstances which are likely to lead to any such proceedings.

9	The Business of the Companies

9.1
Since the Accounts Date: the Companies have carried on their businesses in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of their business and without any interruption or alteration in the nature, scope or manner of its business; the Companies have not borrowed or used any money or taken any financial facility; the Companies have paid their creditors within the terms agreed with such creditors; no distribution of capital or income has been declared, made or paid in respect of any share capital of the Companies; there has been no depletion in the net assets of the Companies; and there has been no material deterioration in the financial position, turnover or prospects of the Companies.

9.2
The Companies are entitled to carry on the business now carried on by them and so far as the Vendor is aware the Companies are entitled to exercise the rights and to utilise the Intellectual Property used by it in connection with its business without conflict with any valid right of and without the permission of or payment of any fee to any person, firm or company and the Companies have conducted their business in all material respects in accordance with all applicable laws and regulations and none of its activities is ultra vires or in any respect unauthorised or invalid.

9.3
All necessary licences, consents, permits and authorisations have been obtained by the Companies to enable the Companies to carry on their business; all such licences, consents, permits and authorisations are valid and subsisting and the Vendor knows of no reason why any of them should be suspended, cancelled or revoked.

9.4
No order has been made and no resolution has been passed for the winding up of the Companies or for a provisional liquidator to be appointed in respect of the Companies and no petition has been presented and no meeting has been convened for the purpose of winding up the Companies; no administration order has been made and no petition for such an order has been presented in respect of the Companies; no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Companies or all or any of their assets; the Companies are not insolvent or unable to pay their debts within the meaning of Section 123 Insolvency Act 1986 nor have they stopped paying their debts as they fall due; no voluntary arrangement has been proposed under Section 1 Insolvency Act 1986 in respect of the Companies; the Companies have not been a party to any transaction at any undervalue as defined in Section 238

Insolvency Act 1986 nor have they given or received any preference as defined in Section 239 Insolvency Act 1986, in either case within the period of two years ending on the date of this Agreement; no event analogous to the foregoing has occurred in or outside England; and no unsatisfied judgment is outstanding against the Companies.

9.5
The Companies and all their normally insurable assets are, and at all material times have been, covered to their full replacement or reinvestment value by valid insurances containing no special or unusual terms or conditions against all the risks (including in the case of let property for three years’ loss of rent) against which it is normal or prudent or which the Companies are required to insure and all liabilities of the Companies in respect of the business carried on by them (including risks which they are contractually required by third parties to cover, third party risks, public and employers’ liability, consequential loss liability and loss of profits) are fully covered and the Companies have paid all premiums due and has not done or omitted to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums payable under any such policy.

9.6
All costs relating to services required by the Companies in connection with the operation of the businesses of the Companies are provided for by the Companies themselves and are not paid or provided for by third parties.

10	Consequences of sale of the shares

10.1
Neither the Vendor nor the Companies are a party to any agreement or bound by any obligation the terms of which will prevent the Purchaser from enjoying the full benefit of this Agreement. So far as the Vendor is aware there are no agreements concerning the Companies which will or may be terminated or the terms of which will or may in any way be varied as a result of a change in control of the Companies or in the composition of the Board of Directors of the Companies.

SCHEDULE 4
Limitations on Liability of the Vendor

1
Where it is necessary to determine whether a monetary limit or threshold set out in this Schedule 4 or the Tax Covenant has been reached or exceeded (as the case may be), the value of the relevant Claim or any of the relevant Claims shall exclude any liability in respect of the costs and expenses incurred in association with that Claim or Claims.

2	The liability of the Vendor (whether in its capacity as Warrantor or as Covenantor or both) in respect of any Claim shall be limited as follows:-

2.1
there shall be disregarded for all purposes (including, for the avoidance of doubt, the application of the de minimis threshold in paragraph 2.2) any Claim for breach of Warranty (a “Warranty Claim”) in respect of which the amount which the Purchaser would otherwise (but for the provisions of this paragraph 2.1) be entitled to recover would be less than £10,000;

2.2
subject to paragraph 2.1, the Purchaser shall not be entitled to recover any amount in respect of any Warranty Claim unless the amount recoverable, when aggregated with all other amounts recoverable in respect of Claims, exceeds £37,500, in which event this limitation shall cease to apply and the whole of such amounts shall be recoverable and not merely the excess over £37,500; and

2.3
the aggregate liability of the Vendor in respect of all and any Claims including any amount paid by way of set-off under Clause 9 shall be limited to and shall in no event exceed the Consideration payable under this Agreement.

3	Subject to paragraph 5 of this Schedule 4, the Vendor shall cease to have any liability:-

3.1	for breach of any of the Warranties (apart from the Warranties relating to Taxation), on the second anniversary of Completion; and

3.2	for breach of the Warranties relating to Taxation, and under the Tax Covenant, on the seventh anniversary of Completion,

except in respect of a Claim of which the Purchaser gives notice to the Vendor as soon as reasonably practicable and, in any event, before the relevant date (such notice to set out such details of the Claim as are reasonably practicable at that stage) and in respect of which proceedings shall have been commenced and served on the Vendor within 12 months of the date of such notice (or, if a claim is based upon a liability which is contingent only, if later, within 12 months of such contingent liability becoming an actual liability).

4
Any Warranty Claim or claim under the Tax Covenant shall first be satisfied in accordance with Clauses 8 and 9 of this Agreement out of any of the Retention in the Escrow Account. To the extent that the amount of the Retention in the Escrow Account is insufficient to satisfy the amount of the Warranty Claim or claim under the Tax Covenant or the Retention in the Escrow Account has been duly paid to the Vendor in accordance with this Agreement, the Vendor shall be liable for the amount or the remainder of any such Warranty Claim or claim under the Tax Covenant.

5
The Vendor shall not be liable in respect of any Claim based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability PROVIDED THAT this paragraph shall not operate to avoid a Claim made in respect of a contingent liability within the applicable time limit specified in paragraph 3 if it becomes an actual liability (in the case of any Claim for breach of any of the Warranties (apart from the Warranties relating to Taxation and under the Tax Covenant)) on or before the third anniversary at Completion and (in the case of any Warranties relating to Taxation and under the Tax Covenant) on or before the seventh anniversary of Completion.

6
The Vendor shall have no liability in respect of any Claim to the extent arising from any matter, act, omission or circumstance which would not have occurred but for any voluntary act, omission or transaction of the Companies outside the ordinary course of business on or after Completion undertaken by or with the consent of the Purchaser and which the Purchaser knew or ought reasonably to have known having taken appropriate professional advice would result in the Claim in question provided that the provisions of this paragraph 6 shall not apply to any liability of the Companies resulting in a Claim which would have arisen in any event notwithstanding the hive up of the business, trade, assets and liabilities of the Companies to the Purchaser following Completion or the subsequent members’ voluntary liquidation of the Companies.

7
Where the same facts or circumstances could give rise to more than one Claim, the Purchaser shall not be entitled to recover more than once for the same loss, so that, in calculating the amount payable for breach of any of the Warranties or under the Tax Covenant, account shall be taken of any amount paid under the Warranties and/or the Tax Covenant in respect of the same facts or circumstances.

8.1	The Vendor shall have no liability in respect of any Claim to the extent:-

8.1.1
such Claim arises from the passing of, or change in, after the date of this agreement, any law, regulation or rule of any government, governmental department, agency or regulatory body or any judgment delivered after the date of this agreement or any increase in the rates of Taxation or any imposition of Taxation not in effect at the date of this Agreement or any withdrawal after the date of this Agreement of any practice or extra-statutory concession previously published by the Inland Revenue or other taxing authority (whether or not purporting to be retrospective in whole or in part);

8.1.2
such Claim results from a change after Completion in the methods which have been used by the Companies in valuing stock in trade and work in progress or any other change in accounting policy or practice or any change to the length of any accounting period or to the accounting reference date of the Companies;

8.1.3	the facts or circumstances giving rise to the Claim are the subject of a specific provision in the Completion Statement; or

8.1.4
the loss in respect of which the Warranty Claim is made is insured under a policy of insurance in favour of the Companies or the Purchaser maintained before or after the date of this Agreement (whether in respect of the Companies or any successor or assignee to the whole or part of the Companies trade, business or liabilities of the Companies) and the Companies or the Purchaser recovers under such policy.

8.1.5	specific provision is made in respect of the matter giving rise to the Claim in the Completion Statement or the Purchaser or the Companies (as the case may be) are indemnified by Clause 11.

9.1
If the Purchaser becomes aware of a matter which could reasonably be expected to give rise to a Warranty Claim, the Purchaser shall give notice in writing of that fact as soon as reasonably practicable to the Vendor.

9.2
If the Purchaser or the Companies receives notice of a claim by a third party against the Companies or the Purchaser which might constitute or give rise to a Warranty Claim (“Third Party Claim”), the Vendor and the Purchaser shall consult with each other regarding the conduct of the Third Party Claim and the Vendor shall within 30 days of receipt of notice of the Third Party Claim elect either to conduct the Third Party Claim or to leave conduct to the Purchaser. Whether or not the Vendor elects to conduct the Third Party Claim, the Purchaser, subject to paragraph 9.3 below, shall take such lawful and reasonable action as the Vendor shall reasonably require to avoid, dispute, resist, appeal, compromise, settle, contest or raise a counter-claim in relation to the Third Party Claim.

9.3
The Vendor shall indemnify the Purchaser against and in respect of all reasonable costs, and expenses for which the Purchaser becomes liable in respect of any action which is required to be taken by the Purchaser under paragraph 9.2.

9.4
A party having conduct of a Third Party Claim shall keep the other informed of the progress and the defence of any Third Party Claim and shall consult with and have due regard for the other’s reasonable representations.

10
If the Purchaser and/or the Companies are or may be entitled to recover from some other person (including its insurers) any sum in respect of any matter giving rise to a Warranty Claim, the Purchaser shall procure that all reasonable steps are taken to enforce recovery and, if any sum is so recovered, then either the amount payable by the Vendor in respect of that Warranty Claim shall be reduced by an amount equal to the sum recovered (less all costs of recovery) or, if any amount shall already have been paid by the Vendor in respect of that Warranty Claim, there shall be repaid to the Vendor an amount equal to the amount recovered or (if less) the amount of such payment (in either case less all costs of recovery).

11	For the avoidance of doubt:-

11.1	nothing in this Schedule 4 shall limit the Purchaser’s obligation to mitigate its loss in respect of any Warranty Claim; and

11.2	the Purchaser shall not be entitled to recover any sum in respect of any Claim if and to the extent that it has already obtained reimbursement in respect of the same matter under this Agreement.

SCHEDULE 5
Completion Statement Principles

1	The accounting principles, policies, bases, practices and methods to be used in the preparation of the Completion Statement are as follows:-

1.1	the specific principles, policies, bases, practices and methods detailed in paragraph 3 below; and subject thereto

1.2	the principles, policies, bases, practices and methods consistent with those used in the preparation of the Accounts; and subject thereto

1.3	United Kingdom Generally Accepted Accounting Principles in force at the date of this Agreement (“UK GAAP”).

For the avoidance of doubt, paragraph 1.1 shall take precedence over paragraphs 1.2 and 1.3 and paragraph 1.2 shall take precedence over paragraph 1.3.

2
Events and circumstances occurring after the Completion Date shall not be taken into account in assessing the value of items to be included in the Completion Statement, save where expressly required by this Schedule.

3	The following specific principles, policies, bases, practices and methods shall be used in preparation of the Completion Statement and the computation of net asset value:-

3.1	The fixed assets listed in Schedule 8 shall have the values attributed to those assets in Schedule 8.

3.2	Full provision shall be made for any debtors more than 90 days old.

3.3
No provision shall be made for the VAT liability of £165,419 plus interest (if any) arising on the acquisition by Mobile P.E.T. Leasing Limited of a PET scanner under the GE Lease to the extent that this is treated as an Excluded Debt and is discharged by the Vendor under Clause 9 of the Agreement within 10 Business Days of the Completion Date.

3.4	Provision shall be made for rent and other outgoings payable by LPC under the Sub-Lease (as defined in Clause 9) in the period from 5 June 2002 to the Completion Date.

SCHEDULE 6
Property

Brief Description	Present tenant	Date of Head Lease and original parties	Present sub-tenant	Date of Sub-Lease and original parties	Term of Head Lease	Unexpired Term of Sub-Lease	Current rent under Head Lease	Current rent under Sub Lease	Present Use
154 Harley Street London W1N 1HH	London Radiosurgical Centre Limited	(1) the Queens Most Excellent Majesty (2) The Crown Estate Commissioners (3) London Radiosurgical Centre Limited 15 April 1998	The London PET Centre Limited	(1) The London Radiosurgical Centre Limited (2) The London P.E.T Centre Limited 5 June 2002	25 years from 10 Oct 1997	From 5 June 2002 until 9 October 2012	£80000 p.a. subject to review every 5 years	£40000 p.a. subject to review on 10 Oct 2002 and then every 5 years	Provision of diagnostic PET imaging services

SCHEDULE 7
Tax Covenant

1	Definitions

In this Schedule, unless the context requires otherwise, the following words and expressions have the following meanings and in the event of conflict the definitions in this Schedule shall prevail over the definitions in Clause 1 of this Agreement:-

1.1
Completion Statement relief:    any relief which appears as an asset in the Completion Statement or has been taken into account in reducing or eliminating any provision for deferred tax which appears in the Completion Statement (or which, but for the presumed availability of such relief, would have appeared in the Completion Statement) and any prepayment of tax which is treated as an asset in the Completion Statement;

1.2
event:    any event, act, omission or transaction (whether or not the Companies are a party to such act, omission or transaction) and for the avoidance of doubt includes (without limitation) any change in the residence of any person and the death, winding up or dissolution of any person and any reference to an event occurring on or before a particular date shall include a reference to any event which for tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

1.3	post-Completion relief: any relief which arises as a consequence of, or by reference to, an event occurring or deemed to occur after Completion;

1.4	Purchaser’s Group: the Purchaser and the Companies;

1.5
relief:    includes any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any taxation or relevant to the computation of any income, profits or gains for the purposes of any taxation, and any right to a repayment of taxation;

1.6
taxation or tax:    all forms of taxation, imposts, duties, levies, social security contributions and rates whether of the United Kingdom or elsewhere including (without limitation) corporation tax, advance corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, local authority rates and charges, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any tax authority, and any payment whatsoever which the Companies may be or become bound to make to any person as a result of the discharge by that person of any tax which the Companies have failed to discharge; together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Companies or any other person and of whether any amount in respect of any of them is recoverable from any other person;

1.7	tax or taxation authority: any taxing or other authority (whether within or outside the United Kingdom) competent to impose any taxation liability;

1.8
taxation claim:    the issue of any notice, demand, assessment, letter or other document by or on behalf of any taxation authority, or the imposition (or any document referring to the possible imposition) of any withholding of or on account of taxation, or the delivery of a return, from which it appears that a taxation liability will be imposed on the Companies;

1.9	taxation liability: includes:-

1.9.1
any liability of the Companies to make or suffer an actual payment (including an instalment payment) of taxation (or amount in respect of taxation), in which case the amount of the taxation liability shall be the amount of the liability;

1.9.2
the loss of any Completion Statement relief, in which case the amount of the taxation liability shall be equal to the amount of the taxation which (on the basis of the rates prevailing on the date of this Agreement) would have been saved but for such loss or, where the relevant relief is a right to a repayment of taxation, the amount of the repayment;

1.9.3
the setting-off against taxation, income, profits or gains of any Completion Statement relief or any post-Completion relief where, but for such setting-off, the Companies would have been subject to a taxation liability in respect of which the Purchaser would have been entitled to make a claim against the Covenantor under this Schedule (or would have been so entitled in the absence of any financial restrictions on such obligation) in which case the amount of the taxation liability shall be the amount of such claim or, where the relevant relief is a right to a repayment of taxation, the amount of the repayment;

1.9.4
any liability of the Companies to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Companies have agreed to meet or pay a sum equivalent to or by reference to another person’s liability to taxation, in which case the taxation liability shall be equal to the amount of the liability.

1.10	References to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for tax purposes.

1.11
References to an event occurring on or before Completion include a series or combination of two or more events, where at least one of those events occurs before Completion and at least one of those events occurs after Completion in the ordinary course of business of the Companies.

1.12
References to the loss of a relief or a right to any payment or other consideration include the loss, nullification, cancellation, non-availability, non-existence or reduction in amount of a relief or right to any payment or other consideration.

1.13
For the avoidance of doubt, references to any taxation liability of the Companies which results from any gains earned or received on or before Completion or any event on or before Completion include a reference to any taxation liability of the

Companies resulting from the sale of the Shares pursuant to this Agreement (including, without limitation, any taxation liability arising under Section 179 TCGA 1992 and resulting from it).

1.14	For the purposes of paragraph 7 (Payment), reliefs arising from events occurring earlier shall be taken to be used in priority to any reliefs arising from events occurring later.

1.15	Any reference in this Schedule to a paragraph is to a paragraph of this Schedule.

2	Covenant

2.1	The Covenantor covenants to pay to the Purchaser so far as possible by way of an adjustment to the Consideration a sum equal to:-

2.1.1	any taxation liability of the Companies arising within paragraph 1.9.1 in respect of, by reference to or in consequence of:-

	2.1.1.1	any income or profits earned, accrued or received on or before Completion or any gains earned or received on or before Completion; or

2.1.1.2
any event occurring on or before Completion including, without limitation to the foregoing, any PAYE or NIC payable by either of the Companies on the exercise by John Norris or David Griffiths or any other employee of either Company of options granted by the Vendor prior to Completion; and

2.1.2
any taxation liability of the Companies which is a liability for interest or penalties relating to any amount of corporation tax treated by The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) as due and payable on a date on or before Completion;

2.1.3	any taxation liability falling within any of paragraphs 1.9.2 to 1.9.4 (inclusive);

2.1.4	any taxation liability being a liability for inheritance tax (not falling within paragraph 2.1.1) which:-

2.1.4.1
is a liability of the Companies and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

	2.1.4.2	xarose on or before Completion and gives rise to a charge on any of the shares in or assets of the Companies; or

2.1.4.3
arises after Completion and gives rise to a charge on any of the shares in or assets of the Companies as a result of the death of any person within seven years after a transfer of value which occurred before Completion;

2.1.5
any taxation liability of the Companies (not falling within paragraph 2.1.1) which is also a taxation liability of another person and which is payable by the Companies by reason of (i) the other person failing to discharge such taxation liability or (ii) the Companies being at any time before Completion a member of the same group as such other person or otherwise connected with or related to such other person for taxation purposes (including without limitation being at any time before Completion a party to a group payment arrangement under Section 36 Finance Act 1998); and

2.1.6
all reasonable costs and expenses incurred by or charged against the Purchaser or the Companies in connection with any taxation liability referred to in paragraphs 2.1.1 to 2.1.5 or in connection with the enforcement of rights under this Schedule.

2.2
In determining for the purposes of this Schedule whether a charge on the shares in or assets of the Companies arises at any time or whether there is a liability for capital transfer tax or inheritance tax, the fact that any taxation may be paid in instalments shall be disregarded and such taxation shall be treated for the purposes of this Schedule as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 Inheritance Tax Act 1984 (refund by instalments) shall be deemed not to apply to any liability to capital transfer tax or inheritance tax falling within this paragraph 2.

3	Limitations

3.1	The covenant in paragraph 2 shall not apply to any taxation liability to the extent that:-

3.1.1	provision or reserve in respect of such liability is made in the Completion Statement; or

3.1.2	the Purchaser has made or makes recovery in respect of such taxation liability under any other provision of this Agreement; or

3.1.3
the taxation liability would not have arisen but for an act, omission or transaction (not being pursuant to a legally binding commitment created on or before Completion) on the part of or carried out by the Purchaser or the Companies after Completion otherwise than in the ordinary course of business and which the Purchaser knew or ought reasonably to have known having taken appropriate professional advice would result in the tax liability in question provided that the provisions of this sub-clause 3.1.3 shall not apply if the taxation liability would have arisen in any event notwithstanding the hive up of the business, trade, assets and liabilities of the Companies to the Purchaser following Completion or the subsequent members’ voluntary liquidation of the Companies; or

3.1.4
the taxation liability arises, or is increased, as a result of any increase in rates of taxation or any change in the law, regulation, directive or requirement, or practice of a taxation authority, occurring after the date of this Agreement.

4	Overprovisions and corresponding savings

4.1
If the auditors for the time being of the Companies (at the request and expense of the Covenantor) certify that a Relevant Amount exists for the purposes of this paragraph, paragraph 4.3 shall apply except to the extent to which credit has been given for the Relevant Amount in relation to any claim under the Warranties.

4.2	A Relevant Amount shall be determined for the purposes of this paragraph as follows:-

4.2.1
if a provision for taxation in the Completion Statement (excluding any provision for deferred tax) is an over-provision (except to the extent that such over-provision results from the utilisation of an Completion Statement relief or a post-Completion relief), the amount of such over-provision shall be a Relevant Amount;

4.2.2
if a taxation liability to which paragraph 2 applies gives rise to a relief which reduces or eliminates an actual taxation liability of the Companies whenever arising (other than one to which paragraph 2 applies), the amount of the actual taxation liability which is eliminated or the amount by which it is reduced shall be a Relevant Amount.

4.3	Where, pursuant to paragraph 4.1, this paragraph 4.3 applies to a Relevant Amount:-

4.3.1	the Relevant Amount shall first be set off against any payment then due from the Covenantor under this Schedule;

4.3.2
to the extent that there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by it under this Schedule and not previously refunded under this sub-paragraph up to the amount of such excess; and

4.3.3
to the extent that the excess referred to in paragraph 4.3.2 is not exhausted under that sub-paragraph, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantor under this Schedule.

4.4
For the purposes of paragraph 4.2, no relief shall be treated as having arisen until it has been realised by the Companies in money or money’s worth and, in particular (but without limitation), where the relief is the right to set an amount of advance corporation tax against a liability of the Companies to corporation tax or gives rise to a repayment of corporation tax the relief, shall not be treated as having arisen until the offset has occurred or the repayment has been received.

4.5
Where a taxation liability to which paragraph 2 applies arises from an event which gives rise to an increase in the tax base cost of an asset which appears as such in the Completion Statement (including, without limitation, an event comprising a deemed disposal and reacquisition by the Companies of such an asset), the amount (if any) of any corresponding benefit or saving deriving from such increase shall not be regarded for the purposes of this paragraph 4 as exceeding the taxation which is saved on an amount equal to the lower of (i) the amount (if any) by which the tax base cost of the asset immediately after the event exceeds the amount or value at which the asset is stated in the Completion Statement and (ii) the amount of the increase in the tax base cost of the asset arising from the event.

5	Grossing up

5.1
All sums payable by the Covenantor to the Purchaser under this Schedule shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Schedule, the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5.2
If the Purchaser incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Schedule, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Purchaser is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

5.3
If the Purchaser would, but for the availability of a relief, incur a taxation liability falling within paragraph 5.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

6	Conduct of taxation claims

6.1
If the Purchaser or the Companies becomes aware of a taxation claim relevant for the purposes of this Schedule, the Purchaser shall give the Covenantor written notice of that taxation claim and shall, subject to paragraphs 6.2 to 6.4, take, or cause the Companies to take, such action as the Covenantor may reasonably request to avoid, resist, appeal or compromise the taxation claim provided always that the provisions of this clause 6 shall only operate to the extent that the Covenantor instructs Tenon (or any other firm of accountants approved by the Purchaser, such approval not to be unreasonably withheld) to be their advisers when such advisers are needed to be appointed.

6.2
The Purchaser shall not be required to take, and shall not be required to cause the Companies to take, any action pursuant to paragraph 6.1 (including, without limitation, the adoption of any particular accounting practice, procedure or methodology):-

6.2.1	if the Purchaser, the Companies or any person connected with either of them reasonably considers such action would be:-

	6.2.1.1	unlawful; or

6.2.1.2
likely adversely to affect its future liability to taxation (including, without limitation, any action which would cause the Companies to incur a taxation liability after Completion which it would otherwise have incurred before Completion);

6.2.2	unless the Covenantor indemnifies and secures the Purchaser and the Companies to the Purchaser’s reasonable satisfaction against any liability, costs, damages or expenses which may be incurred;

6.2.3	where such action involves an appeal against a determination by the General or Special Commissioners or the VAT and Duties Tribunal, unless the Covenantors have obtained the opinion of leading tax counsel that there is a reasonable prospect that the appeal will succeed;

6.2.4
if the Covenantor (or the Companies before Completion) is or has been involved in a case involving fraud or wilful default in respect of the taxation liability which is the subject matter of the taxation claim.

6.3
If the Covenantor does not request the Purchaser to take any appropriate action within 14 days of notice to the Covenantor or if no action is required to be taken by virtue of any of the provisions of paragraph 6.2, the Companies shall be at liberty without reference to the Covenantor to admit, compromise, settle, discharge or otherwise deal with such taxation claim.

6.4
The Covenantors’ rights under this paragraph 6 (other than the right to receive the notice referred to in paragraph 6.1) shall cease if any action or other step is taken or legal proceedings are started to make the Covenantor bankrupt or if the Covenantor is unable to pay its debts as they fall due, commences negotiations with any of his creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with his creditors.

7	Payment

7.1
Where a claim under this Schedule relates to a liability of the Companies to make or suffer an actual payment of taxation (or amount in respect of taxation), the Covenantor shall pay the Purchaser any amount which is required to be paid by them (including any amount payable pursuant to paragraph 2.1.6) within five Business Days following the date on which the Purchaser notifies the Covenantor of their liability to make such payment or, if later, five Business Days before the last date on which the taxation in question would have to be paid to the appropriate taxation authority in order to avoid incurring a liability to interest or a charge or penalty in respect of that taxation liability.

7.2
In any case not falling within paragraph 7.1, the Covenantor shall pay the amount which they are required to pay under this Schedule (including any amount payable pursuant to paragraph 2.1.6) within five Business Days of the date on which they receive notice from the Purchaser of the amount due to be paid or, if later:-

7.2.1
in any case which falls within paragraph 1.9.2 (loss of Completion Statement relief), not later than the fifth Business Day before the day on which the Company concerned is due to pay any taxation which, but for such loss, it would not have been liable to pay;

7.2.2
in a case which falls within paragraph 1.9.3 (set-off of Completion Statement relief or post-Completion Date relief), not later than the day on which the Company concerned would, but for such setting-off, have been liable to pay the actual taxation liability;

7.2.3
in a case which falls within paragraph 1.9.4 (liability for indemnity, guarantee or covenant payment), not later than the fifth Business Day before the day on which the Company is due to make the payment or repayment.

7.3
Sums not paid by the Covenantor by the dates specified in paragraphs 7.1 or 7.2 shall bear interest (which shall accrue from day to day after, as well as before, judgment) at 3 per cent. above the base rate of Barclays Bank plc or, in the absence of such base rate, at such similar rate as the Purchaser may select, from the date following the specified date up to and including (in either case) the date of actual payment of such sums (or the next Business Day if such date of actual payment is not a Business Day).

8	Recovery

8.1
Where the Covenantor has paid any amount in full discharge of a liability under paragraph 2 in respect of any taxation liability and the Companies are legally entitled to recover or by virtue of a legal entitlement recovers from any person (other than the Purchaser or any other member of the Purchaser’s Group or any person connected with any of them) any sum in respect of such taxation liability, the Purchaser shall notify the Covenantor of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of the Covenantor and upon the Covenantor indemnifying and securing the Companies or the Purchaser to the Purchaser’s reasonable satisfaction against all costs or expenses which may thereby be incurred) take, or cause the Companies to take, such action as the Covenantor shall reasonably request to enforce such recovery against the person in question (keeping the Covenantor fully informed of the progress of any action taken) provided that the Purchaser shall not be required to take any action pursuant to this paragraph which, in the Purchaser’s reasonable opinion, is likely to harm its or the Companies commercial relationship (potential or actual) with that or any other person.

8.2
The Purchaser or the Companies shall (to the extent that the recovery is not thereby prejudiced) account to the Covenantor for any sum so recovered (including any interest paid by such person) up to an amount not exceeding the amount paid by the Covenantor under paragraph 2 in respect of the taxation liability in question (but less any tax payable by the Companies in respect of the sum recovered or in respect of such interest or which would be payable but for the use or set-off of any relief and less the amount of all costs and expenses in obtaining such payment).

8.3
Where a payment is made, or is to be made, by the Covenantor to the Purchaser under paragraph 2 above in respect of only part of a taxation liability and that taxation liability gives rise to a recovery under paragraph 8.1, the amount recovered shall be attributed for the purposes of paragraph 8.1 to the part of the taxation liability giving rise to the Purchaser’s claim and to the part not so giving rise on a pro rata basis and, accordingly, paragraph 8.2 shall only apply to such part of the amount recovered as is attributed to the part of the taxation liability giving rise to the Purchaser’s claim.

9	Pre-Completion tax affairs

9.1	The Covenantor shall procure that the Purchaser is promptly sent a copy of any communication from any taxation authority insofar as it relates to or impacts upon the tax affairs of the Companies.

9.2	The Covenantor shall be entitled at the Covenantor’s cost to instruct Tenon (or another firm of accountants approved by the Purchaser, such approval not to be unreasonably withheld) to prepare, submit and agree the taxation returns of the Companies for all accounting periods ending before Completion and for the accounting period beginning before and ending after Completion and the Covenantor shall keep the Purchaser fully informed on a timely basis with regard to such matters. The provisions of clauses 6.2 to 6.4 shall apply, mutatis mutandis, to this clause 9.

SCHEDULE 8
Fixed Assets

Medical Equipment -    £801,419

Office Equipment    -    £13,151

SIGNED on behalf of MOBILE PET SYSTEMS INC. acting by: /s/ PAUL J. CROWE	) ) )

SIGNED on behalf of INTEGRATED HEALTHCARE MANAGEMENT S.A. acting by /s/ ALAN GIBSON	) ) ) )

SIGNED by /s/ PAUL J. CROWE PAUL CROWE in the presence of:	) )

Witness: Signed: Name: Address: Occupation: